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                                                                      EXHIBIT 11

                          METRIKA SYSTEMS CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE


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                                                                                  THREE MONTHS ENDED
                                                     FISCAL YEAR                -----------------------
                                         ------------------------------------   MARCH 30,    MARCH 29,
                                            1994         1995         1996         1996         1997
                                         ----------   ----------   ----------   ----------   ----------
COMPUTATION OF PRIMARY EARNINGS PER
  SHARE:
Net Income (a).........................  $1,767,000   $2,852,000   $3,845,000   $  449,000   $  715,000
                                         -----------  -----------  -----------  -----------  -----------
Shares:
  Weighted average shares
     outstanding.......................   5,000,000    5,000,000    5,032,051    5,000,000    5,967,833
  Add: Shares issuable from assumed
       issuance of private placement
       shares and the assumed exercise
       of options (as determined by the
       application of the treasury
       stock method)...................     193,086      193,086      187,351      193,086       21,035
                                         -----------  -----------  -----------  -----------  -----------
  Weighted averages shares, as adjusted
     (b)...............................   5,193,086    5,193,086    5,219,402    5,193,086    5,988,868
                                         -----------  -----------  -----------  -----------  -----------
Primary Earnings per Share (a)/(b).....  $      .34   $      .55   $      .74   $      .09   $      .12
                                         ===========  ===========  ===========  ===========  ===========
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